Exhibit 10.1

CATAPULT COMMUNICATIONS CORPORATION

EXECUTIVE OFFICER FY2008 VARIABLE COMPENSATION PLAN

1.	Officer performance-based compensation for each quarter of fiscal year 2008 will be based exclusively on attainment by the Company of order bookings goals approved by the Board of Directors or Compensation Committee for those quarters.

2.	Assigned target bonus amounts are established by the Compensation Committee in consultation with the Chief Executive Officer. Target bonuses will be paid in cash on a quarterly basis with respect to each quarter of fiscal year 2008 starting at achievement by the Company of 50% of the order bookings target and continuing on a linear basis to 100% achievement, at which level 100% of the target bonus will be paid. Should the Company exceed the order bookings target, executive officers will receive additional bonus compensation calculated by extending the line starting at 50% at the same slope; e.g., the bonus will be double the target bonus for a particular quarter if orders (bookings) are 150% of the approved targets.

3.	The compensation committee delegates to the CEO the power to award Company-wide bonuses to executive officers provided that the method used to determine these bonuses is comparable to that used to determine the bonuses for non- executive officers.

4.	The participants in this plan shall be those persons designated from time to time by the board of directors as the executive officers of the Company.